Exhibit 99.1

Hepion Pharmaceuticals Announces Publication of Data Highlighting CRV431’s Potential as a
Treatment for Chronic Liver Diseases

- CRV431 Decreased Liver Fibrosis and Tumor Burden in Experimental Models -

EDISON, N.J., October 16, 2019 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”) and chronic viral infection, today announced that the peer-reviewed Journal of Pharmacology and Experimental Therapeutics has published Hepion’s research article entitled, “A Pan-Cyclophilin Inhibitor, CRV431, Decreases Fibrosis and Tumor Development in Chronic Liver Disease Models.”

The study presents findings on CRV431 that highlight its potential as a drug candidate for chronic liver diseases:

•             In an in vitro cyclophilin isomerase assay, CRV431 potently inhibited all cyclophilin isoforms tested, suggesting multiple disease mechanisms in the liver could be targeted.

•             Daily oral CRV431 dosing in mice and rats, across a wide range of dosing levels, led to up to a 15-fold accumulation of CRV431 in the liver compared to the blood, suggesting CRV431’s pharmacokinetics favor hepatic delivery, which is optimal for the treatment of liver diseases.

•             In a six-week carbon tetrachloride mouse model of fibrosis, CRV431 significantly decreased liver fibrosis by 43% compared to control, whereas obeticholic acid — a compound in development as a NASH treatment that was included as a comparator — had no statistically significant direct effect on fibrosis.

•             Three studies were conducted in a streptozotocin, high-fat diet mouse model of NASH with CRV431 doses of only 50 mg/kg administered orally each day. Fibrosis significantly decreased by approximately 50%, compared to the control group.

•             In a late-stage NASH model where mice developed liver tumors, 10 weeks of oral CRV431 treatment significantly decreased tumor burden (size and number of tumors) by about 50%.

“Chronic liver diseases, including NASH, are driven by many disease pathways,” said Dr. Robert Foster, Hepion Pharmaceuticals’ CEO. “We believe that targeting these pathways is necessary for optimal treatment of chronic liver diseases including NASH, cancer, and viral hepatitis. Further, we believe that CRV431’s pan-cyclophilin inhibition is well-suited to address multiple therapeutic needs that are currently either underserved, or completely absent.”

The article may be accessed at: https://doi.org/10.1124/jpet.119.261099.

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and chronic hepatitis virus infection (HBV, HCV, HDV). The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com